Exhibit 99.1

NEWS

CONTACT:	Tom Marder, (301) 380-2553, thomas.marder@marriott.com

MARRIOTT INTERNATIONAL DECLARES CASH DIVIDEND;

ANNOUNCES INCREASE IN STOCK BUYBACK AUTHORIZATION

Returned Over $1 Billion in Stock Buybacks and Dividends in 2013

Bethesda, Md. – February 14, 2014 – Marriott International, Inc. (NASDAQ: MAR) today announced that its board of directors declared a quarterly cash dividend of seventeen cents ($0.17) per share of common stock. The dividend is payable on March 28, 2014 to shareholders of record on February 28, 2014.

Marriott also announced that its board has increased the authorization to repurchase the Company’s Class A common stock by an additional 25 million shares, for a total of approximately 34.4 million shares currently authorized for repurchase. Shares may be purchased in the open market or in privately negotiated transactions.

In 2013, the company repurchased 20 million shares for $829 million, including 4.4 million shares for $200 million in the fourth quarter. Combined with cash dividends of $196 million paid in 2013, the company returned over $1 billion in cash to shareholders. To date in 2014, Marriott has repurchased nearly 4.9 million shares for approximately $238 million.

Marriott International, Inc. (NASDAQ: MAR) is a leading lodging company based in Bethesda, Maryland, USA, with nearly 3,900 properties in 72 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1